 For Immediate Release

Acceptance Insurance Companies Inc. Completes Acquisition
of IGF Crop Insurance Assets

(OMAHA, NE. June 6, 2001) -- Acceptance Insurance Companies Inc. (NYSE:AIF) has completed the acquisition of substantially all crop insurance assets and the assumption of certain crop insurance and reinsurance liabilities of IGF Insurance Company, a subsidiary of Symons International Group, Inc. (NASD:SIGC.OB) and the nation’s fifth largest crop insurance company.

Acceptance paid approximately $27.4 million at closing, and agreed to make deferred payments of up to an additional $9.0 million. Acceptance funded the acquisition with internally generated resources, including proceeds from the recently announced sales of certain property and casualty insurance assets.

During 2000 the gross crop insurance premium of IGF was approximately $241 million and the gross crop insurance premium of the Acceptance companies was approximately $435 million. Prior to the transaction American Agrisurance and other Acceptance affiliates comprised the nation’s third largest crop insurance company.

Acceptance President and Chief Executive Officer John E. Martin said, “We are very pleased to have completed the acquisition of the IGF book of business. Combining the valued agents and associates of American Agrisurance and IGF in a new crop insurance business creates significant opportunities to improve the agricultural risk management products and services available to insurance agents and America’s farmers.”

Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance, Acceptance’s wholly owned crop insurance marketing subsidiary, is a recognized leader in the crop insurance industry.

This release includes forward-looking statements with respect to the Acceptance’s expected future financial results. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in Acceptance’s Form 10K for the year ended December 31, 2000, which are incorporated herein by reference.

Contacts:

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
800.228.7217

Dwayne Hallman
Chief Financial Officer
Acceptance Insurance Companies Inc.
800.228.7217